Exhibit 99.7

SAMFINE CREATION HOLDINGS GROUP LIMITED

Flat B, 8/F, Block 4

Kwun Tong Industrial Centre

436-446 Kwun Tong Road

Kwun Tong, Kowloon

Hong Kong

January 31, 2023

VIA EDGAR

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Samfine Creation Holdings Group Limited

Registration Statement on Form F-1

Representation Under Item 8.A.4 of Form 20-F (“Item 8.A.4”)

Ladies and Gentlemen:

The undersigned, Samfine Creation Holdings Group Limited, a foreign private issuer organized under the laws of the Cayman Islands (the “Company”), is submitting this letter via EDGAR to the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Company’s filing on the date hereof of its registration statement on Form F-1 (the “Registration Statement”) relating to the initial public offering (“IPO”) of the Company’s ordinary shares. This letter respectfully requests a waiver of the requirements of Item 8.A.4 of Form 20-F.

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of December 31, 2020 and 2021 and for each of the two fiscal years ended December 31, 2020 and 2021, and unaudited interim condensed consolidated financial statements as of June 30, 2022 and for each of the six-month periods ended June 30, 2021 and 2022.

Item 8.A.4 of Form 20-F states that in the case of a company’s initial public offering, the registration statement on Form F-1 must contain audited financial statements as of a date not older than 12 months from the date of the offering unless a representation is made pursuant to Instruction 2 to Item 8.A.4. The Company is making this representation pursuant to Instruction 2 to Item 8.A.4, as amended and in effect as of the date hereof, which provides that a company may instead comply with the 15-month requirement “if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents that:

1.	The Company is not currently a public reporting company in any jurisdiction.

2.	The Company is not required by any jurisdiction outside the United States to prepare consolidated financial statements audited under any generally accepted auditing standards for any interim period.

3.	Full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company.

4.	The Company does not anticipate that its audited financial statements for the fiscal year ended December 31, 2022 will be available until early May 2023.

5.	In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

The Company is filing this representation as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of form 20-F.

Please do not hesitate to contact me if you have any questions regarding the foregoing or if we can provide any additional information.

Samfine Creation Holdings Group Limited

/s/ Wing Wah Cheng, Wayne
Name:	Wing Wah Cheng, Wayne
Title:	Chief Executive Officer